Exhibit 99.1

Cadence Pharmaceuticals Reports Third Quarter 2011 Financial Results

SAN DIEGO, CA – November 3, 2011 – Cadence Pharmaceuticals, Inc. (NASDAQ: CADX), a biopharmaceutical company focused on in-licensing, developing and commercializing proprietary products principally for use in the hospital setting, today reported financial results for the three and nine months ended September 30, 2011.

For the third quarter of 2011, net sales of Cadence’s product, OFIRMEV® (acetaminophen) injection, the first and only intravenous formulation of acetaminophen to be approved in the U.S., were $3.5 million, an increase of approximately 105% from the $1.7 million in net sales reported for the second quarter of 2011. As of October 31, 2011, OFIRMEV had received formulary acceptance at over 1,400 U.S. hospitals, which Cadence believes represents more than 60% of the targeted U.S. IV analgesic market opportunity for the product.

“We are pleased with the growing physician interest and adoption of OFIRMEV and continue to be excited about the future prospects for our product,” said Ted Schroeder, President and CEO of Cadence. “Our optimism is supported by strong growth in measures indicating customer demand, such as the number of new and repeat customers, and increases in the frequency and size of orders, over previous quarters. As of the end of the third quarter, over 1,800 institutions had purchased the product, an increase of approximately 45% from the level at the end of the second quarter. We believe that these positive trends reflect the utility of OFIRMEV in a broad range of patients experiencing pain and fever, and bode well for our potential long-term revenue growth.”

Financial Results

For the three months ended September 30, 2011 Cadence reported a net loss of $21.8 million, or $0.34 per share, compared to a net loss of $11.7 million, or $0.23 per share, for the comparable period in 2010. For the nine months ended September 30, 2011, Cadence reported a net loss of $65.4 million, or $1.03 per share, compared to a net loss of $37.9 million, or $0.75 per share, for the comparable period in 2010. Net product revenue, determined by wholesaler sell-through to end-user hospitals, was $3.5 million for the three months ended September 30, 2011, an increase of approximately 105% over the $1.7 million reported during the quarter ended June 30, 2011. For the nine months ended September 30, 2011, net product revenue was $5.6 million. Additionally, Cadence reported $5.2 million of licensing revenue for the nine months ended September 30, 2011, mostly related to a one-time data license to Terumo Corporation, which intends to seek regulatory approval in Japan for the same intravenous formulation of acetaminophen as OFIRMEV. No similar revenue was reported during the three or nine months ended September 30, 2010.

Costs and expenses for the three months ended September 30, 2011, increased $13.2 million to $24.3 million, from $11.1 million reported for the same period in 2010. For the nine months ended September 30, 2011, costs and expenses were $72.8 million, an increase of $36.1 million from the $36.7 million reported for the comparable period in 2010. The increase in costs and expenses for the three and nine month periods in 2011 was primarily related to costs associated with our commercial operations following the launch of OFIRMEV in January 2011. Specifically, Cadence incurred $19.9 million of selling, general and administrative costs during the third quarter of 2011, an increase of $12.9 million from the third quarter of 2010. For the nine months ended September 30 2011, Cadence incurred $61.0 million of selling, general and administrative costs, an increase of $36.6 million from the comparable period in 2010. These increases were mostly related to the hiring in November 2010 of Cadence’s team of approximately 150 hospital sales specialists, including labor-related costs, travel expenses and selling and education related costs.

Additionally, Cadence incurred $2.3 million and $3.6 million in costs on sales of OFIRMEV, and $0.3 million and $1.2 million in patent amortization expenses, respectively, during the three and nine months ended September 30, 2011. These costs were not incurred during the same periods in 2010.

As of September 30, 2011, Cadence held cash, cash equivalents and short-term investments of $67.6 million and accounts receivable of $1.9 million.

Guidance

Cadence currently estimates that OFIRMEV will be included on the formularies of approximately 1,500 hospitals by December 31, 2011, and believes that this penetration will represent more than 60% of the targeted U.S. IV analgesic market opportunity for OFIRMEV.

Conference Call and Webcast on November 3, 2011 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time)

Cadence management will host a conference call on November 3, 2011 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) and interested investors may participate in the conference call by dialing (877) 303-9145 (domestic) or (760) 536-5203 (international). To access the webcast, please visit the company’s website at www.cadencepharm.com and go to the Investor Relations page. A replay of the webcast will be available approximately two hours after the call and remain available on the company’s website until the next quarterly financial results call.

About OFIRMEV® (Acetaminophen) Injection

OFIRMEV (acetaminophen) injection (1000 mg / 100 mL, 10 mg / mL; for intravenous use only), Cadence Pharmaceuticals’ proprietary intravenous formulation of acetaminophen, is indicated for the management of mild to moderate pain, the management of moderate to severe pain with adjunctive opioid analgesics, and the reduction of fever. The FDA approval of OFIRMEV was based on data from clinical trials in approximately 1,020 adult and 355 pediatric patients. These trials included two studies evaluating the safety and effectiveness of OFIRMEV in the treatment of pain, and one study evaluating OFIRMEV in the treatment of fever. The effectiveness of OFIRMEV for the treatment of acute pain and fever has not been studied in pediatric patients less than 2 years of age.

Important Safety Information

Do not exceed the maximum recommended daily dose of acetaminophen. Administration of acetaminophen by any route in doses higher than recommended may result in hepatic injury, including the risk of severe hepatotoxicity and death. OFIRMEV is contraindicated in patients with severe hepatic impairment, severe active liver disease or with known hypersensitivity to acetaminophen or to any of the excipients in the formulation. Acetaminophen should be used with caution in patients with the following conditions: hepatic impairment or active hepatic disease, alcoholism, chronic malnutrition, severe hypovolemia, or severe renal impairment. OFIRMEV should be administered only as a 15-minute intravenous infusion. Discontinue OFIRMEV immediately if symptoms associated with allergy or hypersensitivity occur. Do not use in patients with acetaminophen allergy. The most common adverse reactions in patients treated with OFIRMEV were nausea, vomiting, headache, and insomnia in adult patients and nausea, vomiting, constipation, pruritus, agitation, and atelectasis in pediatric patients. The antipyretic effects of OFIRMEV may mask fever in patients treated for post-surgical pain.

For more information, please see the complete OFIRMEV Prescribing Information, available at

www.OFIRMEV.com or www.cadencepharm.com.

About Cadence Pharmaceuticals, Inc.

Cadence Pharmaceuticals is a biopharmaceutical company focused on in-licensing, developing and commercializing proprietary products principally for use in the hospital setting. For more information about Cadence, please visit www.cadencepharm.com.

Forward-Looking Statements

Statements included in this press release and Cadence’s conference call that are not a description of historical facts are forward-looking statements. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements, and are based on Cadence’s current beliefs and expectations. Such statements include, without limitation, statements regarding: Cadence’s financial estimates and projections; expectations regarding sales, formulary approvals, revenue growth and the market opportunity for OFIRMEV; and Cadence’s strategy for in-licensing, developing and commercializing proprietary products principally for use in the hospital setting. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Cadence’s actual future results may differ materially from the company’s current expectations due to the risks and uncertainties inherent in its business. These risks include, but are not limited to: Cadence’s dependence on the successful commercialization of OFIRMEV, which is the company’s only product; Cadence’s ability to achieve broad market acceptance and generate revenues from sales of OFIRMEV; the potential that delays in achieving formulary acceptance for OFIRMEV may enable competitors to further entrench their products and decrease the market potential for OFIRMEV; Cadence’s ability to successfully enforce its marketing exclusivities and intellectual property rights, and to defend the patents covering OFIRMEV, including in current patent litigation with the parties that have submitted abbreviated new drug applications (“ANDAs”) for generic versions of OFIRMEV; the potential that Cadence may be required to continue patent litigation for substantial lengths of time or file additional lawsuits to defend its patent rights from challenges by companies that have submitted ANDAs for generic versions of OFIRMEV, and the substantial costs associated with such lawsuits; the potential introduction of generic competition to OFIRMEV in the event Cadence is unsuccessful in current or future patent litigation; Cadence’s dependence on its licensors for the maintenance and enforcement of its intellectual property rights; the potential product liability exposure associated with pharmaceutical products such as OFIRMEV and other products Cadence may in-license or acquire; Cadence’s ability to fully comply with numerous federal, state and local laws and regulatory requirements that apply to its commercial activities; public concern regarding the safety of drug products such as OFIRMEV, which could result in the implementation by regulatory agencies of new requirements to include unfavorable information in the labeling for OFIRMEV; Cadence’s ability to ensure an adequate and continued supply of OFIRMEV to meet anticipated market demand; the risk that Cadence may not be able to raise sufficient capital when needed, or at all; and other risks detailed under “Risk Factors” and elsewhere in Cadence’s periodic reports and other filings made with the Securities and Exchange Commission from time to time. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995, and the company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

Cadence® and OFIRMEV® are trademarks of Cadence Pharmaceuticals, Inc.

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Contact:	WilliamR. LaRue SVP & Chief Financial Officer CadencePharmaceuticals, Inc. Phone:858-436-1400	Kelli France Media Relations WCG Phone: 415-946-1076

CADENCE PHARMACEUTICALS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenue:
Product revenue, net	$3,541	$—	$5,597	$—
License revenues	—	—	5,210	—

Total revenues	3,541	—	10,807	—

Costs and expenses:
Cost of product sales	2,318	—	3,588	—
Amortization of patent license	336	—	1,232	—
Research and development	1,656	3,537	7,002	10,565
Selling, general and administrative	19,943	7,066	61,003	24,384
Other	—	484	(1)	1,782

Total costs and expenses	24,253	11,087	72,824	36,731

Loss from operations	(20,712)	(11,087)	(62,017)	(36,731)

Other expense, net	(1,117)	(625)	(3,398)	(1,119)

Net loss	$(21,829)	$(11,712)	$(65,415)	$(37,850)

Basic and diluted net loss per share(1)	$(0.34)	$(0.23)	$(1.03)	$(0.75)

Shares used to compute basic anddiluted net loss per share(1)	63,613	50,555	63,410	50,529

(1)

As a result of the issuance of 12,500 shares of common stock pursuant to a public offering in the fourth quarter of 2010 there is a lack of comparability in the per share amounts between the periods presented.

CADENCE PHARMACEUTICALS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

	September 30,	December 31,
	2011	2010
	(unaudited)
Assets

Current assets:
Cash, cash equivalents and short-term investments	$67,611	$134,141
Restricted cash	450	150
Accounts receivable, net	1,890	—
Inventory	7,693	485
Prepaid expenses and other current assets	642	1,268

Total current assets	78,286	136,044

Property and equipment, net	10,343	8,986
Intangible assets, net	13,768	15,000
Restricted cash	190	190
Other assets	7,043	3,566

Total assets	$109,630	$163,786

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,693	$3,416
Accrued liabilities	9,879	7,286
Deferred revenue	798	—
Current debt, less discount	10,805	4,023

Total current liabilities	25,175	14,725

Other liabilities	876	447
Long-term debt, less discount	16,438	24,654
Total stockholders’ equity	67,141	123,960

Total liabilities and stockholders’ equity	$109,630	$163,786